Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS
Expansion of Customer Relationships Drives Strong Revenue Growth and Profitability
KING OF PRUSSIA, PA — July 28, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the second quarter ended June 30, 2010.
Highlights for second quarter 2010:
•	Net income of $35.0 million, or $0.78 per diluted share, a 32 percent increase over second quarter 2009;

•	Revenue of $91.2 million (which includes $4.9 million related to past sales), a 22 percent increase over second quarter 2009; and

•	Ending cash and short-term investments totaling $485.8 million.
William J. Merritt, InterDigital’s President and Chief Executive Officer, commented, “We continue to show strong growth in revenues and profitability in the second quarter, driven by new customer agreements and continued strong sales by our customers. Our addition of Capital Semiconductor as a customer for our SlimChip™ core reinforces the strength of this market-ready technology, and opens the possibility of new revenue streams.”
“We expect to continue our strong financial performance as we further expand our base of customers. In particular, we are focusing on expanding our customer base for LTE technology. We have made significant contributions to the worldwide standards bodies in several key areas of LTE technology, including power control, bandwidth on-demand, interference reduction and higher data throughput. These areas are central to the user experience and key to unlocking the potential of wireless communications,” continued Mr. Merritt. “With our pioneering wireless technologies, InterDigital continues to be a leader in building innovative solutions, benefiting users, device manufacturers and operators worldwide.”
Second Quarter Summary
Net income for second quarter 2010 totaled $35.0 million, or $0.78 per diluted share, an increase of 32 percent over second quarter 2009 net income of $26.4 million, or $0.59 per diluted share. Contributions from several new customers including Casio Hitachi Mobile Communications (“CHMC”), Pantech, Cinterion, Enfora, Beceem, and Capital Semiconductor (“CapiSemi”) as well as higher sales by nearly all of our existing per-unit licensees drove higher profitability in the quarter.
Total revenue in second quarter 2010 of $91.2 million, increased 22 percent from $74.9 million reported in second quarter 2009. Patent licensing royalties of $85.1 million increased $12.4 million, or 17 percent, over $72.7 million in second quarter 2009 driven by new agreements signed subsequent to second quarter 2009, the renewal of a patent license agreement in second quarter 2010, which contributed to both per-unit royalties and past sales, and higher sales by nearly all of our existing per-unit licensees. Technology solutions revenue in second quarter 2010 of $6.1 million more than doubled from $2.2 million in second quarter 2009 due to contributions from customers added during first half 2010, Beceem and CapiSemi,
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as well as customer sales of products containing the company’s SlimChip modem core platform. Customers that accounted for ten percent or more of the $91.2 million of second quarter 2010 total revenue were Samsung (28 percent) and LG Electronics (16 percent).
Second quarter 2010 operating expenses of $38.1 million increased by $3.4 million, or 10 percent, over $34.7 million reported in second quarter 2009. Total operating expenses in second quarter 2010 included a cumulative charge of $0.9 million to increase the accrual rate for a performance-based cash incentive under the company’s long-term compensation program (“LTCP”). The expectation for an increased payout under the LTCP relates to the addition of new revenue-producing agreements signed in second quarter 2010, and the charge covers the first two and one-quarter years of the three-year performance period ending December 31, 2010. In addition, expenses rose $4.1 million as a result of sublicense fees and other non-personnel expenses to support the technology transfer under the new agreements entered into during first half 2010, new research and development projects initiated in the last twelve months and an increase in costs associated with due diligence related to potential patent acquisition opportunities. These and other increases were offset by the lower level of intellectual property enforcement activity ($2.4 million in second quarter 2010 versus $5.6 million in second quarter 2009).
Net interest and investment income for second quarter 2010 totaled $0.9 million, an increase of 42 percent from $0.6 million in second quarter 2009. The increase was primarily due to higher investment balances in second quarter 2010 as compared to second quarter 2009.
The company’s second quarter 2010 effective tax rate was approximately 35 percent, level with second quarter 2009.
Six Months Summary
The company’s first half 2010 net income totaled $83.8 million, or $1.87 per diluted share, more than double first half 2009 pro forma net income1 of $41.8 million, or $0.93 per diluted share. The first half 2009 pro forma results do not include a $37.0 million repositioning charge incurred in first half 2009. This year-over-year increase in net income was driven by revenue contributions from several new customers added subsequent to second quarter 2009. On a GAAP-reported basis, first half 2009 net income totaled $17.8 million, or $0.39 per diluted share.
Total revenue in first half 2010 of $207.3 million increased 42 percent from $145.5 million reported in first half 2009. This increase was driven by a $56.8 million, or 40 percent, increase in patent licensing royalties primarily attributable to past sales resulting from the first quarter 2010 patent license agreement signed with CHMC. The remaining increase in patent licensing royalties was primarily attributable to new license agreements signed subsequent to second quarter 2009 with Pantech, CHMC, Cinterion, and Enfora, a renewal of an agreement in second quarter 2010, and a full six months of revenue from the patent license agreement with Samsung signed during first quarter 2009. Technology solutions revenue in first half 2010 of $8.4 million more than doubled from $3.4 million in first half 2009 due to contributions from new technology solutions agreements with Beceem and CapiSemi and customer sales of products containing the company’s SlimChip modem core platform. Customers that accounted for ten percent or more of the $207.3 million of first half 2010 total revenue were Samsung (25 percent), CHMC (16 percent) and LG Electronics (14 percent).
Not including the $37.0 million repositioning charge incurred in first half 2009, first half 2010 operating expenses decreased by 3 percent, or $2.4 million, to $79.6 million compared to first half 2009. This year-over-year decrease was driven by a $7.5 million decrease in development expenses, primarily related to the 2009 repositioning, partly offset by an increase in patent administration and licensing costs related to increased activity in management of the company’s patent portfolio and due diligence associated with patent acquisition opportunities. Total operating expenses in first half 2010 included a cumulative charge
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of $1.8 million to increase the accrual rate from 50 percent to 70 percent for a performance-based cash incentive under the company’s LTCP in connection with revenue-producing agreements signed in first half 2010. This charge primarily relates to the first two years of the three-year performance period ending December 31, 2010.
Net interest and investment income for each of first half 2010 and first half 2009 totaled $1.5 million.
The company’s first half 2010 effective tax rate was approximately 35 percent, as compared to the first half 2009 effective tax rate of approximately 36 percent.
In first half 2010, the company generated $66.6 million of free cash flow2 compared to $86.5 million in first half 2009. The decrease of $19.9 million in free cash flow was driven primarily by a reduction of $67.3 million in prepayments and fixed fee cash receipts from patent license agreements due to a higher level of such payments received in first half 2009 compared to first half 2010. This decrease was partially offset by an increase in payments from new and current licensees and technology solutions customers of $37.8 million, lower cash requirements for operating expenses and capital investments, and changes in working capital.
Near-Term Outlook
Scott McQuilkin, Chief Financial Officer, commented, “Our second quarter results reflect the growth of our customer base and strong sales from our existing licensees reflecting the rebound in industry mobile phone shipments. We will provide an update on our revenue expectations for third quarter 2010 after we receive and review the applicable patent license and product sales royalty reports. Finally, I am pleased to note that subsequent to the close of the second quarter, we received a scheduled $100 million payment from Samsung.”
Conference Call Information
InterDigital will host a conference call on Thursday, July 29, 2010 at 10:00 a.m. Eastern Time to discuss its second quarter 2010 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on July 29 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available for 30 days on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET July 29 through 1:00 p.m. ET August 4. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 8699174.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.
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InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.
For more information, visit: www.interdigital.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Near-Term Outlook” and other information regarding our current beliefs, plans and expectations, including, without limitation: (i) the possibility of new revenue streams, (ii) our future financial performance, (iii) the expansion of our customer base, (iv) the impact of our recently signed agreements, and (v) third quarter 2010 revenue guidance. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; and (v) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

[1]	Pro forma net income is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s first half 2010 operating results relative to first half 2009. A limitation of the utility of pro forma net income as a measure of financial performance is that it does not represent the company’s total operating expenses for the period. For purposes of this press release, InterDigital defines “pro forma net income” as net income excluding the expense associated with the repositioning charge and the related tax benefit, both non-recurring items in first quarter 2009. InterDigital’s computation of pro forma net income might not be comparable to pro forma net income reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of pro forma net income to net income, the most directly comparable GAAP financial measure, is provided at the end of this press release.

[2]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

REVENUES	$91,153	$74,928	$207,340	$145,489

OPERATING EXPENSES:
Selling, general and administrative	7,008	5,987	14,527	14,241
Patent administration and licensing	14,707	15,580	32,530	27,717
Development	16,364	13,226	32,528	40,096
Repositioning	—	(93)	—	36,970

	38,079	34,700	79,585	119,024

Income from operations	53,074	40,228	127,755	26,465

OTHER INCOME:
Interest and investment income, net	889	625	1,489	1,454

Income before income taxes	53,963	40,853	129,244	27,919

INCOME TAX PROVISION	(19,000)	(14,408)	(45,454)	(10,160)

NET INCOME	$34,963	$26,445	$83,790	$17,759

NET INCOME PER COMMON SHARE — BASIC	$0.79	$0.60	$1.90	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,971	43,479	43,794	43,490

NET INCOME PER COMMON SHARE — DILUTED	$0.78	$0.59	$1.87	$0.39

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,527	44,313	44,383	44,387

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SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash & short-term investments	$485,795	$409,806
Accounts receivable (net)	159,086	212,905
Current deferred tax assets	65,879	68,500
Other current assets	12,410	11,111
Property & equipment and Patents (net)	135,063	129,569
Other long-term assets (net)	86,491	76,594

TOTAL ASSETS	$944,724	$908,485

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$291	$584
Accounts payable, accrued liabilities & taxes payable	82,346	58,567
Current deferred revenue	169,855	193,409
Long-term deferred revenue	417,252	474,844
Long-term debt & long-term liabilities	9,470	11,544

TOTAL LIABILITIES	679,214	738,948
SHAREHOLDERS’ EQUITY	265,510	169,537

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$944,724	$908,485

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Income before income taxes	$53,963	$40,853	$129,244	$27,919
Taxes paid	(16,000)	(4,000)	(32,500)	(20,500)
Depreciation, amortization, share-based compensation & asset impairment	6,513	7,181	13,437	48,667
Increase in deferred revenue	43,922	85,014	52,497	385,014
Deferred revenue recognized	(72,286)	(58,207)	(133,643)	(111,026)
(Decrease) increase in operating working capital, deferred charges and other	(7,266)	(18,582)	52,513	(226,784)
Capital spending, technology licensing & patent additions	(7,659)	(8,887)	(14,956)	(16,793)

FREE CASH FLOW	1,187	43,372	66,592	86,497

Tax benefit from share-based compensation	360	—	1,342	652
Debt decrease	(80)	(1,125)	(434)	(1,463)
Repurchase of common stock	—	(14,001)	—	(14,001)
Net proceeds from exercise of stock options	1,870	2,368	8,465	3,241
Unrealized gain on short-term investments	70	126	24	54

NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$3,407	$30,740	$75,989	$74,980

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PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Six Months Ended
	June 30, 2009
	Actual	Adjustments	Pro Forma

REVENUES	$145,489		$145,489

OPERATING EXPENSES:
Selling, general and administrative	14,241		14,241
Patent administration and licensing	27,717		27,717
Development	40,096		40,096
Repositioning	36,970	(36,970)	—

	119,024	(36,970)	82,054

Income from operations	26,465	36,970	63,435

OTHER INCOME:
Interest and investment income, net	1,454	—	1,454

Income before income taxes	27,919	36,970	64,889

INCOME TAX PROVISION	(10,160)	(12,976)	(23,136)

NET INCOME	$17,759	$23,994	$41,753

NET INCOME PER COMMON SHARE — BASIC	$0.40		$0.94

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,490		43,490

NET INCOME PER COMMON SHARE — DILUTED	$0.39		$0.93

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,387		44,387

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RECONCILIATION OF FREE CASH FLOW TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
In the summary cash flow statement and throughout this press release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$8,846	$52,259	$81,548	$103,290
Purchases of property, equipment, & technology licenses	(646)	(1,399)	(1,088)	(2,987)
Patent additions	(7,013)	(7,488)	(13,868)	(13,806)

Free cash flow	$1,187	$43,372	$66,592	$86,497

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# # #

Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800